The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus and any prospectus supplement) and any related issuer free writing prospectus with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool(s)	Class Principal Amount(1)	Initial Interest Rate(2)	Interest Rate Formula (until Initial Optional Termination Date)(3)(4)	Interest Rate Formula (after Initial Optional Termination Date) (4) (5)	Principal Type	Interest Type	Initial Certificate Ratings
								S&P	Moody’s	Fitch
A1	1	$293,543,000	5.470%	LIBOR plus 0.140%	LIBOR plus 0.280%	Senior(6)	Variable Rate	AAA	Aaa	AAA
A2	2	$359,815,000	5.380%	LIBOR plus 0.050%	LIBOR plus 0.100%	Senior, Sequential Pay	Variable Rate	AAA	Aaa	AAA
A3	2	$103,126,000	5.480%	LIBOR plus 0.150%	LIBOR plus 0.300%	Senior, Sequential Pay	Variable Rate	AAA	Aaa	AAA
A4	2	$ 37,282,000	5.640%	LIBOR plus 0.310%	LIBOR plus 0.620%	Senior, Sequential Pay	Variable Rate	AAA	Aaa	AAA
A5	1	$293,543,000	5.470%	LIBOR plus 0.140%	LIBOR plus 0.280%	Senior(6)	Variable Rate	AAA	Aaa	AAA
M1	1 & 2	$ 60,563,000	5.580%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated	Variable Rate	AA+	Aa1	AA+
M2	1 & 2	$ 62,675,000	5.620%	LIBOR plus 0.290%	LIBOR plus 0.435%	Subordinated	Variable Rate	AA	Aa2	AA
M3	1 & 2	$ 20,422,000	5.660%	LIBOR plus 0.330%	LIBOR plus 0.495%	Subordinated	Variable Rate	AA-	Aa3	AA-
M4	1 & 2	$ 28,169,000	5.700%	LIBOR plus 0.370%	LIBOR plus 0.555%	Subordinated	Variable Rate	A+	A1	A+
M5	1 & 2	$ 21,126,000	5.710%	LIBOR plus 0.380%	LIBOR plus 0.570%	Subordinated	Variable Rate	A	A2	A
M6	1 & 2	$ 16,197,000	5.780%	LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinated	Variable Rate	A-	A2	A-
M7	1 & 2	$ 15,493,000	6.080%	LIBOR plus 0.750%	LIBOR plus 1.125%	Subordinated	Variable Rate	BBB+	A3	BBB+
M8	1 & 2	$ 12,676,000	6.330%	LIBOR plus 1.000%	LIBOR plus 1.500%	Subordinated	Variable Rate	BBB	Baa1	BBB
M9	1 & 2	$ 16,901,000	7.230%	LIBOR plus 1.900%	LIBOR plus 2.850%	Subordinated	Variable Rate	BBB-	Baa2	BBB-
M10	1 & 2	$ 22,535,000	7.830%	LIBOR plus 2.500%	LIBOR plus 3.750%	Subordinated	Variable Rate	N/R(7)	Baa3	BBB-

(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the interest rate as of the closing date.

(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”

(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(6)
The Class A1 and Class A5 Certificates will receive payments of principal concurrently, in proportion to their class principal amounts, as described under “Description of the Certificates—Distributions of Principal—Principal Distribution Priorities” in the prospectus supplement.

(7)	The designation “N/R” means that the specified rating agency will not publicly rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	9/25/2036	1/25/2015	$ 25,000	$1	86361E AA 9
A2	DD	0 day	Actual/360	9/25/2036	12/25/2008	$ 25,000	$1	86361E AB 7
A3	DD	0 day	Actual/360	9/25/2036	12/25/2012	$ 25,000	$1	86361E AC 5
A4	DD	0 day	Actual/360	9/25/2036	1/25/2015	$ 25,000	$1	86361E AD 3
A5	DD	0 day	Actual/360	9/25/2036	1/25/2015	$ 25,000	$1	86361E AE 1
M1	DD	0 day	Actual/360	9/25/2036	11/25/2010	$100,000	$1	86361E AF 8
M2	DD	0 day	Actual/360	9/25/2036	1/25/2014	$100,000	$1	86361E AG 6
M3	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AH 4
M4	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AJ 0
M5	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AK 7
M6	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AL 5
M7	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AM 3
M8	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AN 1
M9	DD	0 day	Actual/360	9/25/2036	1/25/2015	$100,000	$1	86361E AP 6
M10	DD	0 day	Actual/360	9/25/2036	10/25/2014	$100,000	$1	86361E AQ 4

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or September 25, 2006, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing mortgage loan.

(4)
The expected final distribution date, based upon (a) a constant prepayment rate of 30% per annum and the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.